October 18, 2018

Joseph R. Ianniello
President and Chief Executive Officer
CBS Corporation
51 W. 52nd Street
New York, NY 10019

       Re: CBS Corporation
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 20, 2018
           Form 10-Q for the Period Ended June 30, 2018
           Filed August 2, 2018
           File No. 001-09553

Dear Mr. Ianniello:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications